Exhibit 3.1

CERTIFICATE OF DESIGNATION OF POWERS,

PREFERENCES AND RIGHTS OF

SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK

OF

ICAGEN, INC.

a Delaware corporation

ADOPTED IN ACCORDANCE WITH THE PROVISIONS OF

SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

Icagen, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 151 of the General Corporation Law of the State of Delaware, certifies that the directors of the Corporation have unanimously adopted the resolutions attached hereto as Appendix I providing for the issuance of 1,142,856 shares of Series C Convertible Redeemable Preferred Stock.

The undersigned certifies that he is the duly elected Chief Executive Officer and President of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Richard Cunningham, its Chief Executive Officer, this 3rd day of April, 2018.

ICAGEN, INC.

By:	/s/ Richard Cunningham
Richard Cunningham
Chief Executive Officer and President

APPENDIX I

RESOLVED that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with its Second Amended and Restated Certificate of Incorporation a series of Preferred Stock consisting of 1,142,856 shares which shall be designated as “Series C Convertible Redeemable Preferred Stock”, be, and hereby is, created and that the designations and the amount thereof and the powers, preferences and rights relating to said Series C Convertible Preferred Stock are as follows:

SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK

1.  Designation of Shares; Rank.

(a.)	This series of Preferred Stock shall be designated and known as Series C Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”). The number of shares constituting the Series C Preferred Stock shall be 1,142,856 shares, par value $.001 per share.

(b.)	Except as otherwise provided herein, so long as any Series C Preferred Stock is outstanding, with respect to redemption rights, dividends, rights on Liquidation (as hereinafter defined), corporate reorganization and dissolution, the Series C Preferred Stock shall rank senior to the Corporation’s Common Stock, par value $.001 (the “Common Stock”), the Series A Preferred Stock (the “Series A Preferred Stock”), the Series B Preferred Stock (the “Series B Preferred Stock”) and any other class or series of stock ranking junior to the Series C Preferred Stock.

2.  Conversion. The holders of shares of Series C Preferred Stock shall have the following conversion rights:

(a.)	Right to Convert. Subject to the terms and conditions of this subparagraph 2(a), each holder of any shares of the Series C Preferred Stock shall have the right, at his, her or its option, at any time and from time to time and without the payment of additional consideration by the holder thereof, to convert each share of Series C Preferred Stock held by such holder into such number of shares of Common Stock as is determined by dividing: (x) the sum of the Accreted Value (as defined below) by (y) the Conversion Price (as defined below) in effect at the time of conversion. For the purposes of this Section 2, the “Conversion Price” shall initially be equal to $3.50 per share and shall be subject to adjustment as provided below. “Accreted Value” shall mean, with respect to each share of Series C Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock, of (i) $3.50 per share and (ii) an additional amount equal to the dollar value of any dividends on such share of Series C Preferred Stock which have accrued and have not been declared and paid in cash or previously added to such Accreted Value.

In the event of a notice of redemption of any shares of Series C Preferred Stock pursuant to Section 6 and Section 7 hereof, the conversion rights of the shares designated for redemption shall terminate at the close of business on the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the conversion rights for such shares shall continue until such price is paid in full. Upon delivery to the Corporation of a Notice of Conversion (as defined below) and unless the Notice of Conversion is revoked or rescinded, the Corporation’s right of redemption pursuant to Section 6 hereof shall terminate with respect to the number of shares of Series C Preferred Stock identified for conversion in such Notice of Conversion.

(b.)	Mandatory Conversion. At the Corporation’s option, upon either (hereinafter a “Mandatory Conversion Event”): (i) the closing of a sale of shares of Common Stock to the public in a Qualifying Public Offering (as defined below) or a reverse merger into a publicly reporting company that has its common stock listed or quoted and traded on a Trading Market or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least seventy-five percent (75%) of the outstanding shares of Series C Preferred Stock (the “Requisite Holders”) (the time of such closing or the date and time specified of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Date”), then (i) all outstanding shares of Series C Preferred Stock shall be converted into shares of Common Stock, at the then effective Conversion Price as calculated pursuant to subparagraph 2(a). and (ii) such shares may not be reissued by the Corporation. A “Qualifying Public Offering” shall mean the first firm commitment underwritten public offering by the Corporation on or following the initial issuance date of the Series C Preferred in which shares of Common Stock are sold for the account of the Corporation solely for cash to the public resulting in proceeds to the Corporation and/or its subsidiary, Icagen-T, Inc. of no less than $8,000,000 (after deduction only of underwriter discounts and commissions) and where the shares of Common Stock registered under the Securities Act of 1933, as amended, and sold in such public offering, are simultaneously listed and commence trading on a Trading Market (as defined below).

(c.)	Procedural Requirements Mandatory Conversion. All holders of record of shares of Series C Preferred Stock shall be sent written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series C Preferred Stock pursuant to subparagraph 2(b) above. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Date. Upon receipt of such notice, each holder of shares of Series C Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.

(d.)	Procedural Requirements Optional Conversion. Holders of Series C Preferred Stock shall effect conversions by providing the Corporation with a written notice of conversion (a “Notice of Conversion”) on the Trading Day (as defined below) on which such holder wishes to effect such conversion (the “Conversion Date”). Each Notice of Conversion shall specify the number of shares of Series C Preferred Stock to be converted, the applicable Conversion Price and the number of shares of Common Stock to be issued. The shares of Common Stock shall be deemed to have been issued, and the holder or any other person so designated to be deemed to have become a holder of record of such shares for all purposes, as of the date of delivery to the Corporation of the Notice of Conversion. If a holder’s shares of Series C Preferred Stock are certificated, in addition to providing the Corporation the Notice of Conversion, in order to effect conversions of shares of Series C Preferred Stock, a holder shall surrender the stock certificate(s) representing the shares of Series C Preferred Stock to the Corporation (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate). If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. With respect to conversions of less than the total amount of shares of Series C Preferred Stock represented by a certificate held by the holder the Corporation shall deliver to the holder a new stock certificate representing such non-converted shares of Series C Preferred Stock; provided, further, that the failure of the Corporation to deliver such new certificate shall not affect the rights of the holder to submit a further Notice of Conversion with respect to such Series C Preferred Stock and, in any such case, the holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Notice of Conversion. In the case of a dispute between the Corporation and a holder as to the calculation of the Conversion Price, the total number of shares of Series C Preferred Stock outstanding or the number of shares of Common Stock issuable upon a conversion, the Corporation shall issue to such holder the number of shares of Common Stock that are not disputed within the time periods specified below and shall submit the disputed calculations to a certified public accounting firm of national reputation within two (2) Trading Days following the Corporation’s receipt of such holder’s Notice of Conversion. The Corporation shall cause such accountant to calculate the Conversion Price, the total number of shares of Series C Preferred Stock outstanding or the number of shares of Common Stock issuable upon conversion as provided herein and to notify the Corporation and such holder of the results in writing no later than two (2) Trading Days following the day on which such accountant received the disputed calculations. Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant. For the purposes hereof, “Trading Day” shall mean (i) any day on which the Common Stock is listed or quoted and traded on its primary market(s) or exchange(s) on which the Common Stock is listed or quoted for trading on the date in question (as applicable): the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE AMERICAN LLC or any successor markets thereto (“Trading Market”) or (ii) if the Common Stock is not then listed or quoted and traded on any Trading Market, then a day on which trading occurs on the New York Stock Exchange.

(e.)	Mechanics of Conversion. All shares of Series C Preferred Stock which shall have been surrendered for conversion as provided in subparagraph 2(a) above or subject to Mandatory Conversion as provided in subparagraph 2(b) above shall no longer be deemed to be outstanding when surrendered for conversion or upon the occurrence of the earlier occurrence of the Mandatory Conversion Date (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Mandatory Conversion Date or on the Conversion Date at the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion and payment of any dividends declared but unpaid on the Series C Preferred Stock. Any shares of Series C Preferred Stock so converted shall be retired and canceled and return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation.

(f.)	Issuance of Certificates; Time Conversion Effected. Promptly after the conversion of Series C Preferred Stock and surrender to the Corporation of the certificate or certificates for the certificated share or shares of Series C Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series C Preferred Stock.

(g.)	No Fractional Shares; Dividends, Partial Conversion. No fractional shares shall be issued upon conversion of Series C Preferred Stock into Common Stock. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of all Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 2(g), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay, to the extent permitted by law, to the holder surrendering the Series C Preferred Stock for conversion an amount in cash equal to the current fair market value of such fractional share as determined in good faith by the Board.

(h.)	Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock pursuant to this Section 2. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such has been paid.

(i.)	Reservation of Shares. The Corporation shall at all times when the Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation. Before taking any action, which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(j.)	Conversion Price. The initial Conversion Price is $3.50.

(k.)	Adjustment to Conversion Price by Reason of Stock Split and Combinations. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(l.)	Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time on or after the initial issuance date of the Series C Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction,

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend shall not be fully paid or if such distribution shall not be fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; provided further, however, that no such adjustment shall be made if the holders of Series C Preferred Stock simultaneously receive a dividend or other distribution of shares of Series C Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(m.)	Adjustment for Reclassification, Exchange or Substitution. If, at any time on or after the initial issuance date of the Series C Preferred Stock, the Common Stock shall be entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 5 do not apply to such dividend or distribution, then and in each such event the holders of Series C Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event.

(n.)	Adjustment for Merger or Reorganization, etc. In case of any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series C Preferred Stock) is converted into or exchanged for securities, cash or other property at any time on or after the initial issuance date of the Series C Preferred Stock other than a transaction covered by subparagraphs (k), (l)or (m) of this Section 2 (each, a “Transaction”), then following such Transaction, each share of Series C Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of such share immediately prior to such Transaction would have been entitled upon consummation of such Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 2 with respect to the rights and interest thereafter of the holders of Series C Convertible Preferred Stock, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Conversion Price applicable to such series) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter issuable upon the conversion of the Series C Preferred Stock. Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, the surviving person, if other than the Corporation, shall agree to assume the obligation to deliver to the holders of Series C Preferred Stock such shares of stock or other securities or property to which, in accordance with the foregoing provisions, such holders are entitled.

(o.)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series C Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series C Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series C Preferred Stock.

(p.)	Adjustment to Conversion Price by Reason of Issuance of Securities. In addition to and not in limitation of any other provisions of this Section 2, if and whenever on or after the initial issuance date of the Series C Preferred Stock, the Corporation sells or grants any option to purchase, issues or sells or grants any right to reprice, or otherwise sells, disposes or and/or issues, any shares of Common Stock or Common Stock Equivalents (as defined below) (including upon conversion, exercise or otherwise) entitling any person to acquire shares of Common Stock at a price per share of Common Stock that is lower than the then Conversion Price (such lower price, the “New Issuance Price” and each such issuance, a “Dilutive Issuance” and collectively, “Dilutive Issuances”), (if the holder of shares of Common Stock or Common Stock Equivalents so issued and/or any holder of Common Stock and/or Common Stock Equivalents as of initial issuance date of the Series C Preferred Stock or issued subsequent thereto, shall at any time, whether by amendment, supplement, operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise be entitled under the terms of any such instruments to receive shares of Common Stock at a price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the then Conversion Price shall be reduced to equal the New Issuance Price. For purposes of clarification, if the Corporation issues, sells and/or otherwise disposes of any shares of Common Stock at a price less than the then Conversion Price, the then Conversion Price shall immediately be reduced to the New Issuance Price on the date of such Dilutive Issuance. All adjustments provided for in this subparagraph 2(p) shall be made whenever any such Common Stock or Common Stock Equivalents are issued. Notwithstanding anything to the contrary in the foregoing, if a Dilutive Issuance consists of the issuance and/or sale of both Common Stock and Common Stock Equivalents or two or more Common Stock Equivalents as units (each, a “Share and/or a CSE Issuance”), in determining the value of the component parts of the unit issued and/or sold in a Share and/or a CSE Issuance no value will be attributed to Common Stock Equivalents and the New Issuance Price as a result thereof will be the lowest of (i) the lowest purchase price per unit, (ii) the lowest conversion, exercise and/or exchange price to acquire one (1) share of Common Stock of any Common Stock Equivalent included in a unit if a unit also includes shares of Common Stock, and (iii) if no shares of Common Stock are included in a unit, the lowest exercise, conversion and/or exchange price to acquire one (1) share of Common Stock of the Common Stock Equivalents comprising a unit, such lowest price of (i)-(iii) shall be the “Lowest Price;” provided, however, a Dilutive Issuance and a resulting New Issuance Price relating to a Share and/or a CSE Issuance shall only occur if the Lowest Price relating to a Share and/or a CSE Issuance is lower than the then Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this subparagraph 2(p) in respect of an Exempt Issuance (as defined below). The Corporation shall notify the holders of the Series C Preferred Stock in writing, no later than the first Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this subparagraph 2(p), indicating therein the applicable Lowest Price, issuance price, reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice upon the occurrence of any Dilutive Issuance, the holders of the Series C Preferred Stock are entitled to receive a number of shares of Common Stock based upon the New Issuance Price on or after the date of such Dilutive Issuance, regardless of whether the holders accurately refer to the New Issuance Price in any Notice of Conversion. For purposes hereof, the term “Common Stock Equivalents” means any securities (as defined under the Securities Act of 1933, as amended) including, but not limited to, any options and/or convertible securities of the Corporation and/or any subsidiaries which would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock.

(q.)	Other Events. In the event that the Corporation, and/or any of its respective subsidiaries shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Series C Preferred Stock holders from dilution or if any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s board of directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Series C Preferred Stock, provided that no such adjustment pursuant to this subparagraph 2(q) will increase the Conversion Price as otherwise determined pursuant to this Section 2.

(r.)	Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in shares of Common Stock, options or in convertible securities or (2) to subscribe for or purchase shares of Common Stock, options or convertible securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(s.)	Calculations. All calculations under this Section 2 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(t.)	Definitions. For the purposes hereof;

(1)	“Exempt Issuance” shall mean means the issuance of (a) shares of Common Stock or options to purchase shares of Common Stock issued pursuant to any stock or option plan duly adopted for such purpose, by the Corporation’s board of directors and a majority of the non-employee members of the board of directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) shares of Common Stock issuable upon the exercise or exchange of or conversion of any notes, the warrants and/or any other securities issued and outstanding on the initial issuance date of the Series C Preferred Stock, provided that such securities have not been amended since their original issue, (c) securities issued in lieu of cash pursuant to merger, consolidation, acquisition or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to any investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and/or being issued to affiliates, employees and/or related persons of the Corporation and/or any of its affiliates, (d) securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing having such terms and on such terms and conditions and from a bank or similar financial institution, all as approved by a majority of the disinterested directors of the Corporation, (e) securities to an entity as a component of any business relationship with such entity primarily for the purpose of a joint venture or licensing activity or another arrangement involving a corporate partner primarily for purposes other than raising capital, and (f) issuance of securities pursuant to a stock dividend or stock split.

3.  Liquidation.

(a.)	Upon any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation”), the holders of Series C Preferred Stock shall first be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made or any asset distributed to the holders of Common Stock, the Series A or Series B Preferred Stock or any other class or series of stock ranking junior to the Series C Preferred Stock, the pari passu rights of holders of any then outstanding shares of Series C Preferred Stock and the rights of holders of any then outstanding shares of any other series of stock ranking pari passu with respect to the Liquidation rights of the Series C Preferred Stock, to be paid an amount equal to $5.25 for each and every share of Series C Preferred Stock held by the holders of Series C Preferred Stock, plus all accrued and unpaid dividends (the “Series C Liquidation Payment”).

(b.)	If upon such Liquidation, the assets to be distributed among the holders of Series C Preferred Stock shall be insufficient to permit payment in full to the holders of Series C Preferred Stock and the holders of any securities ranking pari passu as to liquidation rights with the Series C Preferred Stock, then the assets available for payment or distribution to such holders shall be allocated among the holders of the Series C Preferred Stock and such holders of securities pari passu with the Series C Preferred Stock in proportion to the full respective preferential amounts to which each are entitled.

(c.)	Upon a Liquidation, immediately after the holders of Series C Preferred Stock and the holders of securities ranking pari passu with the Series C Preferred Stock shall have been paid in full the Series C Liquidation Payments, then the amount of the remaining assets of the Corporation legally available for distribution, if any, shall be distributed among the holders of any securities junior to the Series C Preferred Stock in accordance with their respective priorities.

(d.)	After full payment of the Series C Liquidation Payment as set forth above, such shares of Series C Preferred Stock shall no longer be deemed to be outstanding and the holders thereof shall have no further rights as holders of Series C Preferred Stock.

4.  Voting.

(a.)	General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series C Preferred Stock shall be entitled to cast the number of votes equal to three (3) times the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Designations, holders of Series C Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

(b.)	Election of Directors. The holders of record of the shares of Series C Preferred Stock, at any time when shares of Series C Preferred Stock are outstanding, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series C Director”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series C Preferred Stock fail to elect a director, voting exclusively and as a separate class, pursuant to the first sentence of this subparagraph 4(b), then the directorship shall remain vacant until such time as the holders of the Series C Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the holders of Series C Preferred Stock, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including Series C Preferred Stock voting at three (3) times the number of whole shares of Common Stock into which the shares of Series C Preferred Stock are convertible), voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this paragraph 4(b) a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this paragraph 4(b).

(c.)	Series C Preferred Stock Protective Provisions. At any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of the Board of Directors, including the Series C Director, and the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

(1)	liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or consent to any of the foregoing;

(2)	amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation or Bylaws of the Corporation;

(3)	create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series C Preferred Stock;

(4)	(i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series C Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series C Preferred Stock in respect of any such right, preference or privilege;

(5)	purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than redemptions of or dividends or distributions on the Series C Preferred Stock as expressly authorized herein; or

(6)	increase or decrease the authorized number of directors constituting the Board of Directors.

5.  Dividends.

(a.)	Commencing on the date of the initial issuance of the Series C Preferred Stock, a holder of record of shares of Series C Preferred Stock shall be entitled to receive, out of any funds at the time legally available therefor, a dividend at the per annum rate of an amount equal to the product of twelve percent (12%) and $3.50 per share of the Series C Preferred Stock owned by such holder, subject to adjustment in the event of a stock dividend stock split or other similar event. (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 5 or in subparagraph 3(a) and Sections 6 and 7, such Accruing Dividends shall be payable only if the notes issued to GPB Debt Holdings II, LLC have been paid in full and when, as, and if declared by the Board of Directors, and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Designations) the notes issued to GPB Debt Holdings II, LLC have been paid in full and the holders of the Series C Preferred Stock then outstanding shall have first received or simultaneously shall receive, a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series C Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series C Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the original issue price of the Series C Preferred Stock ($3.50 per share subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock); provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series C Preferred Stock pursuant to this Section 5 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series C Preferred Stock dividend.

6. Redemption Upon Liquidity Event.

(a.)	Redemption Right and Price. Unless prohibited by Delaware law governing distributions to stockholders and subject to subparagraph 6(d), upon the occurrence of a Cash Liquidity Event (as defined below), each holder of Series C Preferred Stock shall have the right to require the Corporation to redeem all of such holder’s Series C Preferred Stock, for cash, at a redemption price per share of Series C Preferred Stock equal to $5.25 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. For the purposes of this Section 6, a “Cash Liquidity Event” shall mean the closing of any sale, lease or licensing transaction relating to a single asset or multiple assets of the Corporation other than in the Corporation’s ordinary course of business, including, but not limited to a sale of a building, sale of biological assets or other upfront payments, resulting in aggregate gross proceeds received by the Corporation at closing or closings in a transaction or transactions during any twelve (12) month period in excess of $40,000,000. On or prior to the tenth (10th) business day after consummating a Cash Liquidity Event a written notice shall be sent by or on behalf of the Corporation to each holder of Series C Preferred Stock as they appear in the records of the Corporation at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), which notice shall contain the notification of the consummation of the Cash Liquidity Event; provided, however, that no written notice will be required to be sent if the Cash Liquidity event is publicly disclosed in a press release or filing with the Securities and Exchange Commission.

(b.)	Exercise of Redemption Right. Any holder of Series C Preferred Stock may exercise the holder’s redemption right under this Section 6 by delivering to the Corporation at its principal office a written notice stating the holder’s intention to exercise the holder’s redemption right and the number of the holder’s shares of Series C Preferred Stock to be redeemed. If shares are held in certificated form, the holder shall surrender, together with the notice of redemption, the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation. The Corporation shall be obligated to redeem the total number of shares of Series C Preferred Stock specified in the holder’s redemption notice on or before the sixtieth (60th) business day following the Corporation’s receipt of the redemption request by payment of the redemption price to the extent not prohibited by Delaware law governing distributions to stockholders.

(c.)	Insufficient Funds. If the funds of the Corporation legally available for redemption by the holder of the Series C Preferred Stock pursuant to this subparagraph 6(c) on any redemption date are insufficient to redeem all shares of the Series C Preferred Stock being redeemed by the Corporation on such date, those funds which are legally available will be used first to redeem, on a pro rata basis from the holders thereof based on the number of shares of Series C Preferred Stock then held, the maximum possible number of shares of the Series C Preferred Stock being redeemed in accordance with the aggregate redemption proceeds payable with respect to the shares of Series C Preferred Stock to be redeemed. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series C Preferred Stock, such funds will be used to redeem the balance of the shares of Series C Preferred Stock which the Corporation was theretofore obligated to redeem as provided in the immediately preceding sentence. Any shares of Series C Preferred Stock which are not redeemed as a result of the circumstances described in this subparagraph 6(c) shall remain outstanding until such shares shall have been redeemed and the redemption price therefor, as applicable, shall have been paid or set aside for payment in full.

(d.)	Restrictions on Other Payments. After the receipt by the Corporation of a redemption request pursuant to subparagraph 6(a), unless and until the full redemption price for the shares of Series C Preferred Stock to be redeemed on any redemption date has been paid to the holders requesting such redemption, (i) no dividends shall be paid or declared or set aside for payment or other distribution upon any capital stock of the Corporation and (ii) no shares of capital stock of the Corporation shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary (except by conversion into or exchange for shares of Common Stock for which adjustment may be made pursuant to Section 2 above).

(e.)	Conversion Prior to Redemption. At any time after delivering a request for redemption pursuant to this subparagraph 6 and prior to receipt of the redemption price therefor, such holder shall be permitted to convert any or all of its Series C Preferred Stock, including any shares subject to a redemption notice, in the manner contemplated by subparagraph 2 and the Corporation shall have no obligation to make a redemption payment with respect to any Series C Preferred Stock so converted.

(f.)	Partial Redemption. In case any certificate for shares of Series C Preferred Stock shall be surrendered for partial redemption, the Corporation shall execute and deliver to or upon the written order of the holder of the certificate so surrendered a new certificate for the shares of Series C Preferred Stock not redeemed.

(g.)	Effect of Redemption. Effective immediately prior to the close of business on the redemption date for any shares of Series C Preferred Stock redeemed pursuant to this subparagraph 6, dividends shall no longer accrue or be declared on any such shares of Series C Preferred Stock, and such shares of Series C Preferred Stock shall cease to be outstanding.

(h.)	Status of Redeemed Shares. Shares of Series C Preferred Stock redeemed in accordance with this Section 6, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation.

7. Optional Redemption by the Corporation.

(a.)	Redemption Price. On or at any time, the Corporation shall have the right to redeem, in whole or in part, on a pro rata basis from all holders thereof based on the number of shares of Series C Preferred Stock then held, the outstanding Series C Preferred Stock, for cash, at a redemption price per share of Series C Preferred Stock of $5.25, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock.

(b.)	Exercise of Redemption Right. The Corporation may exercise its redemption right under this Section 7 by delivering to the applicable holder as they appear in the records of the Corporation at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent) a written notice stating the Corporation’s intention to exercise its redemption right, the number of the holder’s shares of Series C Preferred Stock to be redeemed and the time of such redemption, which shall not be sooner than ten (10) days after the delivery of such notice.

(c.)	Notice of Redemption. The Corporation shall provide notice of any redemption requested by the Corporation under subparagraph 7(a), specifying the time and place of redemption and the redemption price, by first class or registered mail, postage prepaid, return receipt requested, to each holder of record of Series C Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than ten (10) days prior to each redemption date.

(d.)	Rights Terminated. Upon irrevocable deposit in trust by the Corporation for holders of the Series C Preferred Stock being redeemed pursuant to this subparagraph 7(d) of an amount in cash equal to the redemption price for the shares of Series C Preferred Stock being redeemed on any redemption date, each holder of Series C Preferred Stock will cease to have any rights as a stockholder of the Corporation by reason of the ownership of such redeemed shares of Series C Preferred Stock (except for the right to receive the redemption price therefor upon the surrender of the certificate or certificates representing the redeemed shares if such certificate or certificates have not been surrendered), and such redeemed shares of Series C Preferred Stock will not from and after the date of payment in full of the redemption price therefor be deemed to be outstanding.

(e.)	Conversion Prior to Redemption. At any time after the receipt by a holder of a notice of redemption from the Corporation pursuant to subparagraph 7(c) and prior to receipt of the redemption price therefor (or, if later, the time of redemption specified in the notice delivered pursuant to subparagraph 7(c)), such holder shall be permitted to convert any or all of its Series C Preferred Stock, including any shares subject to a redemption notice, in the manner contemplated by Section 2.

(f.)	Effect of Redemption. Effective immediately prior to the close of business on the redemption date for any shares of Series C Preferred Stock redeemed pursuant to this subparagraph 7, dividends shall no longer accrue or be declared on any such shares of Series C Preferred Stock, and such shares of Series C Preferred Stock shall cease to be outstanding.

(g.)	Status of Redeemed Shares. Shares of Series C Preferred Stock redeemed in accordance with this Section 7, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation.